Exhibit 10.1

AMENDMENT NO. 1 TO SERVICES AGREEMENT

This Amendment No. 1 to Services Agreement (this “Amendment”) is entered into as of May 29, 2026 (the “Effective Date”), by and between ReposiTrak, Inc. (the “Company”) and SPAR Group, Inc. (“Client”).

RECITALS

WHEREAS, the Company and Client previously entered into that certain Services Agreement dated as of March 13, 2026 (the “Services Agreement”);

WHEREAS, pursuant to the Services Agreement, the Company has provided services to Client with an aggregate contract value of Two Million Three Hundred Twenty-Five Thousand Dollars ($2,325,000) (the “Services Amount”);

WHEREAS, the parties desire to amend the Services Agreement to permit the Company, at the election of the Company, to accept payment of the Services Amount in cash, shares of common stock of Client, or a combination thereof;

WHEREAS, the Services Agreement and this Amendment were entered into in the ordinary course of business between the parties; and

WHEREAS, the parties acknowledge and agree that the transactions contemplated by this Amendment are not intended to constitute a financing transaction.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment to Payment Provisions

Effective as of the Effective Date, the Services Agreement is hereby amended by adding the following provision:

Company Election to Accept Cash or Client Stock

Notwithstanding anything contained in the Services Agreement to the contrary, the Company shall have the right, at the election of the Company, to require that any amounts payable by Client under the Services Agreement, including the Services Amount of $2,325,000, be satisfied through:

1.	payment in cash;

2.	issuance of shares of common stock of Client (“Client Common Stock”); or

3.	a combination of cash and Client Common Stock.

Any issuance of Client Common Stock pursuant to this Amendment shall be valued based upon the volume weighted average price (“VWAP”) of Client Common Stock for the five (5) trading days immediately preceding the applicable issuance date.

The Company’s determination regarding the form of payment shall be final and binding and may be exercised at any time prior to settlement of the applicable amounts due under the Services Agreement.

The parties acknowledge and agree that any issuance of Client Common Stock pursuant to this Amendment is intended solely as an alternative form of settlement of a bona fide commercial payable arising from services rendered under the Services Agreement and is not intended to constitute compensation for employee or director services.

2. Issuance Mechanics

If the Company elects to accept Client Common Stock as payment for all or any portion of the Services Amount, Client shall issue such shares within ten (10) days following written notice from the Company.

If Client fails to timely issue shares in accordance with this Amendment, the applicable obligation shall automatically revert to a cash payment obligation immediately due and payable. Any unpaid cash amounts shall accrue interest at the lesser of (i) 12% per annum or (ii) the maximum rate permitted by law.

The Company’s written notice shall specify:

●	the portion of the Services Amount to be satisfied in stock;

●	the applicable valuation methodology; and

●	the number of shares to be issued.

Client shall take all corporate actions necessary to authorize, reserve, and issue such shares. Client shall use commercially reasonable efforts to maintain sufficient authorized shares available for issuance.

Any issuance of Client Common Stock shall be subject to approval by the Board of Directors of Client to the extent required by applicable law, the rules of Nasdaq, Inc., or Client’s organizational documents.

Notwithstanding anything herein to the contrary, no issuance of Client Common Stock shall be required to the extent such issuance would require shareholder approval under applicable Nasdaq rules unless and until such approval has been obtained.

In no event shall the aggregate number of shares issued pursuant to this Amendment exceed 19.99% of the outstanding shares of Client Common Stock as of the Effective Date without prior shareholder approval in accordance with applicable Nasdaq rules.

Client shall not be required to issue shares in excess of its legally available authorized shares of common stock.

Any shares issued pursuant to this Amendment shall be duly authorized, validly issued, fully paid, and non-assessable.

No fractional shares shall be issued pursuant to this Amendment, and any fractional share amounts shall be settled in cash.

3. Securities Law Compliance

The parties acknowledge and agree that any issuance of Client Common Stock pursuant to this Amendment shall be made in reliance upon available exemptions from registration under the Securities Act of 1933, as amended, and applicable state securities laws, and shall be subject to applicable corporate approvals and compliance with the rules and regulations of the U.S. Securities and Exchange Commission.

Any shares issued pursuant to this Amendment shall constitute restricted securities and may bear customary restrictive legends unless registered under an effective registration statement.

4. Reservation of Rights

Nothing contained herein shall obligate the Company to accept Client Common Stock in lieu of cash payment. The election to accept stock consideration shall remain entirely within the discretion of the Company.

5. No Partnership or Joint Venture

Nothing contained in this Amendment or the Services Agreement, and no actions taken by the parties pursuant hereto or thereto, shall be deemed or construed to create a partnership, joint venture, fiduciary relationship, agency relationship, or other similar relationship between the parties. The relationship of the parties shall remain solely that of independent contracting parties. Neither party shall have the authority to bind or obligate the other party in any manner except as expressly set forth herein.

6. No Other Amendments

Except as expressly modified by this Amendment, all terms and conditions of the Services Agreement shall remain unchanged and in full force and effect.

7. Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflicts of law principles.

8. Counterparts; Electronic Signatures

This Amendment may be executed in counterparts, including by electronic signature and PDF transmission, each of which shall be deemed an original and all of which together shall constitute one instrument.

SIGNATURES

COMPANY:

ReposiTrak, Inc.

By: ___________________________
Name: John Merrill
Title:   Chief Financial Officer
Date:   May 29, 2026

CLIENT:

SPAR Group, Inc.

By: ___________________________
Name: William Linnane
Title:   President & CEO
Date:   May 29, 2026